News Release: FOR IMMEDIATE RELEASE

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Patrick Van De Wille

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Westell Technologies 1st Quarter Highlights

•     Net loss for the first quarter was $5.5 million or $0.08 per diluted share.

•     Secured orders in excess of $20.0 million from Verizon for its FiOS next-generation broadband home router to supply a key segment of the fiber-to-the-home market.

•     OSPlant grew revenues 8% compared to the first quarter of fiscal 2008.

Westell Technologies Reports Fiscal First Quarter 2009 Results

AURORA, IL, July 23, 2008 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced results for its fiscal first quarter ending June 30, 2008. Total revenue from continued operations for the first quarter was $38.1 million, compared to the $58.4 million reported in the prior year period. This decrease was significantly due to the previously announced loss of a customer and softening of demand for basic DSL modems. Net loss during the period was $5.5 million, or $0.08 per diluted share, compared to a net loss of $0.9 million, or $0.01 per diluted share in the same period last year. The Company has recorded a full valuation allowance on its deferred tax assets in the first quarter of fiscal year 2008.

Customer Networking Equipment (CNE) reported revenue of $10.7 million in the first quarter of fiscal 2009, compared to the $31.1 million reported in the prior year period. The Company is in a transition period during which CNE segment revenue is currently soft as product mix shifts from legacy towards newer, feature-rich product offerings as previously announced. During the quarter, the Company received orders for over $20 million from Verizon and another fiber-based service provider for its UltraLine Series3 gateway product.

OSPlant Systems, formerly Network Service Access (NSA), reported revenue of $14.9 million in the first quarter of fiscal 2009, an 8.2% improvement compared to fiscal first quarter of 2008 revenue of $13.8 million. The Company continues to enter new market segments with its OSPlant Systems portfolio.

Conferencing Services revenue declined to $12.5 million in the first quarter of fiscal 2009 from $13.5 million in the first quarter of fiscal 2008. A decrease in business from one of ConferencePlus’ largest clients accounted for the majority of the decline in revenue in the first quarter of fiscal 2009 compared with the same quarter of last year. As a direct result, the company conducted a workforce reduction at ConferencePlus in mid-July 2008.

On June 30, 2008, ConferencePlus acquired a revenue base from iLink, an enhanced voice/data services provider. “This acquisition is immediately accretive, and we believe can be replicated with other companies in the marketplace,” commented Tim Reedy, President of ConferencePlus. “As the price of oil and related transportation costs continue to rise, it’s clear the conferencing network space will grow, and we believe we can scale this business further.”

Additional News

•	Total cash as of June 30, 2008 was $59.9 million.
•	The ConferencePlus business unit will remain a part of ongoing operations.
•

On July 8th, Bernard Sergesketter, former Westell Board Director and respected leader in the telecommunications industry, was named interim Chief Executive Officer following the departure of Tom Mader.

Outlook

“During the next 60 days, my priority and that of the Board is to establish the plan that leverages the market success we are seeing with new products and sets a clear direction for sustainable and profitable growth,” said Bernard F. Sergesketter, interim Chief Executive Officer. “Despite a leveling off of industry-wide demand for legacy products, we are at the very beginning stages of a product cycle for which Westell is well positioned. We have a solid foundation including nearly $60 million in cash and an established reputation with our customers for delivering innovative products. We expect nearly one-half of our fiscal 2009 CNE revenue to be generated from the sale of new products. The fundamental goal of returning

Westell to profitability has not changed, and our focus for the remainder of the year is to set and execute our plan to yield the growth this business merits. ”

For the second quarter of fiscal 2009, Westell expects revenue to be in a range of $37 to $39 million. Westell expects EPS to be in a range of $0.10 to $0.11 loss per diluted share.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s first quarter fiscal 2009 earnings conference call on Thursday, July 24, 9:30 AM ET using its EventManager™ Service. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference on July 24, simply press *0 for support.

If you do not wish to register, you can participate in the call on July 24 by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 22235993#. International participants may dial 1-847-585-4340. The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The replay of the conference can be accessed by dialing 1-888-843-8996or 1-630-652-3044 and entering 5057830#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2008 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

Financial Tables to Follow: